Exhibit 99.1

FOR IMMEDIATE RELEASE

Cloudastructure Reports Record Q2 Growth Driven by 267%

Revenue Increase Year-over-Year; Secures $2.7M in New

Contracts and Achieves Record Installation Volumes

Amid Surging Demand

Leading AI Surveillance Provider Expands Footprint Across Key Verticals, Surpasses 2024 Full-Year Contract

Value in Just Six Months

PALO ALTO, CA, August 13, 2025 – Cloudastructure, Inc. (Nasdaq: CSAI) (“we,” “us,” “our,” “Cloudastructure” or the “Company”), a cloud-based video surveillance platform with artificial intelligence (“AI”) and computer vision analytics, today announced financial results for the quarter ended June 30, 2025. The Company posted a 267% year-over-year revenue increase, realized a second consecutive quarter of gross margin profitability, and exceeded its entire 2024 signed contract value within the first half of the year.

Fueled by adoption across multi-family, commercial real estate, affordable housing, and construction sectors, Cloudastructure accelerated deployment of its AI security platform, and maintained a 98% threat deterrence rate1 while achieving record installation volumes.

“This isn’t just another strong quarter—it’s a turning point for Cloudastructure,” said James McCormick, Chief Executive Officer. “In the past three months, we have accelerated revenue growth, launched a new product category, entered high-opportunity verticals like construction, and maintained our track record of delivering projects ahead of schedule and achieved over 99% customer retention in the last year. Our platform is proving time and again that real-time deterrence powered by AI and remote intervention is not only more effective than traditional surveillance—it’s more scalable, more cost-efficient, and more aligned with the urgent needs of property owners and operators today.”

“What we are seeing now is a fundamental shift in the security industry. Customers are no longer satisfied with legacy systems that simply record events. They want technology that helps prevent incidents and protect people and property proactively. Whether it’s a multifamily developer looking to reduce liability, a housing authority trying to safeguard vulnerable communities, or a national builder securing remote job sites—organizations are turning to us because we offer a full-stack, flexible solution that actually delivers results. We are proud of what we accomplished in the first half of 2025 and are even more energized by what’s ahead. With strong recurring revenue, operational momentum, and increasing brand recognition, we are executing with purpose and building a foundation for durable, long-term value creation—for our customers and our shareholders alike.”

Market Momentum and Expansion

In the first six months of 2025, Cloudastructure signed $2.69 million in total contract value over the next 12 months, marking a 274% increase year-over-year and a 79% gain over full-year 2024 totals. This surge was driven by a series of strategic wins across diverse high-need sectors.

In public and affordable housing, the Company secured a four-property deployment with a Colorado-based nonprofit housing authority, deepening its footprint in HUD and Housing Choice programs. To support accessibility, Cloudastructure also introduced a new financing program, helping resource-constrained communities implement critical security measures without requiring upfront capital.

In the mixed-use segment, a nationally ranked property manager tapped Cloudastructure to secure a flagship development, which gives the Company the opportunity to scale across its 15-state portfolio (including D.C) of over 30,000 units and 152 communities. Meanwhile, the Company made its official entry into the construction vertical with the first commercial sale of its Alpha™ Mobile Surveillance Trailer—a solar-powered, AI-enabled solution tailored to prevent job site theft and vandalism.

Operationally, Cloudastructure completed its highest number of installations in a single month in July, including a major luxury deployment delivered four weeks ahead of schedule. In response to rising demand, the Company has doubled the size of its implementation team and is rapidly expanding its certified installer network.

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[1] *98% deterrence of threatening activity based on internal metrics

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Innovation and Execution

From January through June 2025, Cloudastructure’s AI-powered security platform demonstrated its scalability and real-world impact, generating 5.37 million alerts and over 59,800 live audio interventions. These proactive responses contributed to a greater than 98% deterrence rate2, effectively preventing criminal activity across thousands of customer sites. A major advancement in the Company’s AI capabilities came with the launch of Alpha™, a mobile surveillance trailer engineered to combat the growing $1 billion-plus problem of construction site theft. Powered by solar energy and equipped with autonomous monitoring features, Alpha™ provides around-the-clock protection in challenging environments, making it a compelling solution for remote and high-risk locations.

“We are building more than a company—we’re helping to redefine what modern security looks like. The momentum we have achieved this quarter reflects deepening market demand for intelligent, scalable solutions that go beyond passive monitoring. Our platform isn’t just recording events, it’s stopping threats in real time, delivering measurable value, and adapting to the needs of customers in housing, commercial real estate, and construction. Signing more customer contracts in six months than we did all of last year, expanding into new verticals, and launching our Alpha™ mobile solution are all signs of what’s possible when innovation meets execution. We are entering the second half of 2025 with real traction—and the infrastructure in place to scale it,” concluded Mr. McCormick.

Q2 2025 Operating Highlights (All comparisons to Q2 2024)

•	Hardware sales surged 863%.
•	Remote guarding services revenue increased 151%.
•	Cloud video surveillance subscription revenue rose 133%.
•	Increased the number of customers served by 58%.
•	Revenue from installation labor and other services climbed 167%.

Financial Results for the Quarter Ended June 30, 2025

Revenue for the quarter ended June 30, 2025, totaled $1.1 million, a 267% increase from $0.3 million in the same period in 2024. This growth was fueled by a 58% year-over-year increase in the customer base and strong performance across all business lines. Cloud video surveillance subscription revenue grew 133%, while hardware sales surged 863%, reflecting heightened demand for both AI-driven software and system deployments. Additionally, installation and other services revenue climbed 167%, underscoring the Company’s expanding operational capacity.

Cost of goods sold was $0.7 million, up from $0.2 million in the prior year quarter. This increase reflects the rise in sales volume and installation activity, partially offset by a 15% reduction in hosting and data center bandwidth costs due to the Company’s infrastructure transition.

Gross profit for the quarter was $0.4 million, a 274% increase from $0.1 million in the second quarter of 2024 and the second consecutive quarter of positive gross margin.

Net loss for the quarter was $2.0 million, compared to a net loss of $1.9 million in Q2 2024. The increase in net loss was primarily due to higher operating expenses, including new hires, expanded field operations, and marketing initiatives.

Cloudastructure’s second quarter results reflect accelerating customer adoption of AI-powered security solutions and continued improvements in operating efficiency. With a scalable cloud infrastructure and growing demand across multiple verticals, the Company remains focused on disciplined execution and long-term value creation.

The full financial results for the quarter ended June 30, 2025, are available in the Company’s Quarterly Report on Form 10-Q, filed with the Securities and Exchange Commission and accessible at: www.sec.gov and on the Company’s website at: https://www.cloudastructure.com/.

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[2] *98% deterrence of threatening activity based on internal metrics

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Conference Call

Cloudastructure will host a conference call today at 12:00 PM Eastern Time to discuss the Company’s financial results for the quarter ended June 30, 2025, as well as the Company’s corporate progress and other developments.

The conference call will be available via telephone by dialing toll-free +1 888-506-0062 for U.S. callers or +1 973-528-0011 for international callers and entering access code 472349. A webcast of the call may be accessed at https://www.webcaster4.com/Webcast/Page/3134/52818 or on the investor relations section of the company’s website, https://investor.cloudastructure.com/.

A webcast replay will be available on the investor relations section of the Company’s website at https://investor.cloudastructure.com/ through August 14, 2026. A telephone replay of the call will be available approximately one hour following the call, through August 28, 2025, and can be accessed by dialing +1 877-481-4010 for U.S. callers or +1 919-882-2331 for international callers and entering access code 52816.

About Cloudastructure

Headquartered in Palo Alto, California, Cloudastructure’s advanced, award-winning security platform utilizes a scalable cloud-based architecture that features cloud video surveillance with proprietary AI/ML analytics and a seamless remote guarding solution. This combination enables enterprise businesses to achieve proactive, end-to-end security while benefiting from a cost-effective model that eliminates proprietary hardware, offers contract-free month-to-month pricing, and includes unlimited 24/7 support. With Cloudastructure, companies can stop crime as it happens while achieving up to a 75% lower total cost of ownership than other systems.

For more information, visit https://www.cloudastructure.com/.

Cautionary Note Regarding Forward-Looking Statements

Certain statements in this press release may be considered forward-looking, such as statements containing estimates, projections and other forward-looking information. Forward-looking statements are typically identified by words and phrases such as “anticipate,” “estimate,” “believe,” “continue,” “could,” “intend,” “may,” “plan,” “potential,” “predict,” “seek,” “should,” “will,” “would,” “expect,” “objective,” “projection,” “forecast,” “goal,” “guidance,” “outlook,” “effort,” “target” or the negative of such words and other comparable terminology. However, the absence of these words does not mean that a statement is not forward-looking. Any forward-looking statements expressing an expectation or belief as to future events is expressed in good faith and believed to be reasonable at the time such forward-looking statement is made. However, these statements are not guarantees of future events and involve risks, uncertainties and other factors beyond our control. These factors include, but are not limited to, the fact that most of our customers are not bound to long-term agreements with us and could cancel our services at any time; cybersecurity risks, which may disrupt the services we provide or subject us to damaging data breaches; our ability to comply with evolving data privacy and other regulations; our ability to successfully deliver our products and services during this period of high growth; the significant competition we face in our industry, which we expect to accelerate as AI/ML solutions evolve; our ability to successfully protect our intellectual property and other rights; and similar factors. Please see the risk factors disclosed in the annual and quarterly reports we file with the SEC for additional risks to our future performance. We caution you against relying on any of the forward-looking statements in this release, as actual outcomes and results may differ materially from what is expressed in any forward-looking statement. Except as required by applicable law, we do not intend to update any of the forward-looking statements to conform them to actual results or revised expectations.

Media Contact:
Kathleen Hannon
Sr. Communications Director
Cloudastructure, Inc.
 Kathleen@cloudastructure.com
 (704) 574-3732

Investor Contacts:
Crescendo Communications, LLC
212-671-1020
CSAI@crescendo-ir.com

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